EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-107438, 333-144265, 333-159282, 333-162733, 333-173854 and 333-181365 on Form S-8 and Registration Statement Nos. 333-145988, 333-166169, 333-173853 and 333-173855 on Form S-3 of our report dated April 5, 2011, relating to the 2010 financial statements (before retrospective adjustments to the financial statements and financial statement disclosures) of NeoStem, Inc. and subsidiaries (not presented herein), (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the fact that Deloitte & Touche LLP was not engaged to audit, review, or apply any procedures to (1) the adjustments to retrospectively apply the change in accounting related to the adoption of Financial Accounting Standards Board Accounting Standards Update 2011-05, “Comprehensive Income (Topic 220) - Presentation of Comprehensive Income” and (2) the retrospective adjustments for the discontinued operations discussed in Note 11 to the consolidated financial statements and, accordingly, does not express an opinion or any other form of assurance about whether such retrospective adjustments are appropriate and have been properly applied), appearing in this Current Report on Form 8-K of NeoStem, Inc.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
August 14, 2012